EXHIBIT 10.1

POOL CORPORATION

2007 LONG-TERM INCENTIVE PLAN

1.	Establishment of the Plan.

1.1	Plan Name. As of the Effective Date, the name of this plan shall be the 2007 Long-Term Incentive Plan (the “Plan”).

1.2
Effective Date. This plan document shall become effective on May 8, 2007, subject to its approval by the holders of a majority of the voting power of the shares deemed present and entitled to vote at the Pool Corporation (“POOL”) Annual Meeting of Shareholders to be held on that date and any necessary approval from any department, board or agency of the United States or states having jurisdiction.

1.3
Purpose. The purpose of the Plan is to increase shareholder value and to advance the interests of POOL and its subsidiaries (collectively, the “Company”) by furnishing stock-based economic incentives (the “Incentives”) designed to attract, retain, reward and motivate key employees, officers, directors, consultants and advisors to the Company and to strengthen the mutuality of interests between such persons and POOL’s shareholders. Incentives consist of opportunities to purchase or receive shares of common stock, $.001 par value per share, of POOL (the “Common Stock”), on terms determined under the Plan. As used in the Plan, the term “subsidiary” means any corporation, limited liability company or other entity, of which POOL owns (directly or indirectly) within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, as now in force or as hereafter amended (the “Code”), 50% or more of the total combined voting power of all classes of stock, membership interests or other equity interests issued thereby.

2.	Administration.

2.1.
Composition. The Plan shall be administered by the Compensation Committee of the Board of Directors of POOL or by a subcommittee thereof (the “Committee”). The Committee shall consist of not fewer than two members of the Board of Directors, each of whom shall (a) qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) or any successor rule, and (b) qualify as an “outside director” under Section 162(m) of the Code (“Section 162(m)”).

2.2.
Authority. The Committee shall have plenary authority to award Incentives under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with or provide notices to participants as to the terms of the Incentives (the “Incentive Agreements”) and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3 hereof.

3.
Eligible Participants. Key employees, officers, directors and persons providing services as consultants or advisors to the Company shall become eligible to receive Incentives under the Plan when designated by the Committee. Employees may be designated individually or by groups or categories, as the Committee deems appropriate. In accordance with applicable law, the Committee may delegate to appropriate officers of the Company its authority to designate participants, to determine the size and type of Incentives to be received by those participants and to set and modify the terms of the Incentives.

4.	Types of Incentives. Incentives may be granted under the Plan to eligible participants in the forms of (a) non-qualified stock options; and (b) restricted stock.

5.	Shares Subject to the Plan.

5.1.
Number of Shares. Subject to adjustment as provided in Sections 5.2 and 9.5, the maximum number of shares of Common Stock that may be delivered to participants and their permitted transferees under the Plan shall be 1,515,000. No additional awards will be made under the Company’s predecessor stock option plans (The SCP Pool Corporation 1995 Stock Option Plan, The SCP Pool Corporation 1998 Stock Option Plan, The SCP Pool Corporation 2002 Long-Term Incentive Plan, and The SCP Pool Corporation Non-Employee Directors Equity Incentive Plan).

5.2.
Share Counting. To the extent any shares of Common Stock covered by a stock option are not delivered to a participant or permitted transferee because the Option is forfeited or canceled or shares of Common Stock are not delivered because an Incentive is paid or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under this Plan. In the event that shares of Common Stock are issued as an Incentive and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired Shares may again be issued under the Plan. With respect to the Net Share Exercise of Options, as defined in Section 6.5 hereof, all shares to which the Option relates are counted against the plan limits, rather than the net number of shares delivered upon exercise.

5.3.	Limitations on Awards. Subject to Sections 5.2 and 9.5, the following additional limitations are imposed under the Plan:

A.	The maximum number of shares of Common Stock that may be covered by Incentives granted under the Plan to any one individual during any one calendar-year period shall be 200,000.

B.	The maximum number of shares of Common Stock that may be issued as restricted stock shall be 100,000 shares.

5.4.	Type of Common Stock. Common Stock issued under the Plan may be authorized and unissued shares or issued shares held as treasury shares.

6.
Stock Options. A stock option is a right to purchase shares of Common Stock from POOL. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

6.1.
Price. The exercise price per share shall be determined by the Committee, subject to adjustment under Section 9.5; provided that in no event shall the exercise price be less than the Fair Market Value of a share of Common Stock on the date of grant.

6.2.	Number. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to Section 5 and subject to adjustment as provided in Section 9.5.

6.3.
Duration and Time for Exercise. The term of each stock option shall be determined by the Committee but shall not exceed 10 years from date of grant. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee.

6.4.
Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted stock option from a participant by mutual agreement before such option has been exercised by payment to the participant of the amount per share by which: (i) the Fair Market Value (as defined in Section 9.11) of the Common Stock subject to the option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price.

6.5.
Manner of Exercise. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars and may be paid (a) in cash; (b) by check; (c) by delivery or attestation of ownership of shares of Common Stock which, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months, and which shares shall be valued for this purpose at the Fair Market Value on the business day of the date such option is exercised; (d) by delivery of irrevocable written instructions to a broker approved by the Company (with a copy to the Company) to immediately sell a portion of the shares issuable under the option and to deliver promptly to the Company the amount of sale proceeds (or loan proceeds if the broker lends funds to the participant for delivery to the Company) to pay the exercise price; (e) by authorizing the Company to withhold from the exercise that number of shares of Common Stock which, when multiplied by the Fair Market Value of a share of Common Stock on the date of exercise, is equal to the aggregate exercise price payable with respect to the options being exercised (a “Net Share Exercise”) or (f) in such other manner as may be authorized from time to time by the Committee.

6.6.
Repricing. Except for adjustments pursuant to Section 9.5 or actions permitted to be taken by the Committee under Section 9.10C. in the event of a Change of Control, unless approved by the stockholders of the Company, (a) the exercise price for any outstanding option granted under this Plan may not be decreased after the date of grant; and (b) an outstanding option that has been granted under this Plan may not, as of any date that such option has a per share exercise price that is greater than the then current Fair Market Value of a share of Common Stock, be surrendered to the Company as consideration for the grant of a new option with a lower exercise price, shares of Common Stock or a cash payment.

7.	Restricted Stock.

7.1.
Grant of Restricted Stock. The Committee may award shares of restricted stock to such eligible participants as the Committee determines pursuant to the terms of Section 3. An award of restricted stock shall be subject to such restrictions on transfer and forfeitability provisions and such other terms and conditions, including the attainment of specified performance goals, as the Committee may determine, subject to the provisions of the Plan. To the extent restricted stock is intended to qualify as “performance-based compensation” under Section 162(m), it must be granted subject to the attainment of performance goals as described in Section 8 below and meet the additional requirements imposed by Section 162(m).

7.2.
The Restricted Period. At the time an award of restricted stock is made, the Committee shall establish a period of time during which the transfer of the shares of restricted stock shall be restricted and after which the shares of restricted stock shall be vested (the “Restricted Period”). Except for shares of restricted stock that vest based on the attainment of performance goals and except for shares of restricted stock granted to directors, the Restricted Period shall be a minimum of three years, with incremental vesting of portions of the award over the three-year period permitted. If the vesting of the shares of restricted stock is based upon the attainment of performance goals or if shares of restricted stock are granted to directors, a minimum Restricted Period of one year is allowed, with incremental vesting of portions of the award over the one-year period permitted. Each award of restricted stock may have a different Restricted Period. The expiration of the Restricted Period shall also occur as provided under Section 9.3 and under the conditions described in Section 9.10 hereof.

7.3.
Incentive Agreement and Registration of Shares. The participant receiving restricted stock shall enter into an Incentive Agreement with the Company setting forth the conditions of the grant. The shares of restricted stock awarded shall be registered in the name of the participant in book entry form reflecting the restrictions on transfer.

7.4.
Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the shares of restricted stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Incentive Agreement.

7.5.
Forfeiture. In the event of the forfeiture of any shares of restricted stock under the terms provided in the Incentive Agreement (including any additional shares of restricted stock that may result from the reinvestment of cash and stock dividends, if so provided in the Incentive Agreement), such forfeited shares shall be cancelled. The participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional shares received pursuant to Section 9.5 due to a recapitalization, merger or other change in capitalization.

7.6.
Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the restricted stock shall lapse and a stock certificate for the number of shares of restricted stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the participant or the participant’s estate, as the case may be.

7.7.
Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Incentive Agreement, each participant receiving restricted stock shall have all the rights of a shareholder with respect to shares of stock during the Restricted Period, including without limitation, the right to vote any shares of Common Stock and the right to receive any dividends.

8.
Performance Goals for Section 162(m) Awards. To the extent that shares of restricted stock granted under the Plan are intended to qualify as “performance-based compensation” under Section 162(m), the vesting or grant of such awards shall be conditioned on the achievement of one or more performance goals and must satisfy the other requirements of Section 162(m). The performance goals pursuant to which such shares of restricted stock shall vest or be granted shall be any or a combination of the following performance measures applied to the Company, POOL, a division or a subsidiary: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, stock price, return on equity, return on total capital, reduction of expenses, increase in cash flow, increase in revenues or customer growth. The performance goals may be subject to such adjustments as are specified in advance by the Committee. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants intended to qualify as performance-based compensation under Section 162(m), the Committee may not waive any of the pre-established performance goal objectives, except for an automatic waiver under Section 9.10 hereof, or as may be provided by the Committee in the event of death or disability.

9.	General.

9.1.
Duration. Subject to Section 9.9, the Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or otherwise been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed.

9.2.
Transferability. No Incentives granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a participant except: (a) by will; (b) by the laws of descent and distribution; (c) pursuant to a domestic relations order, as defined in the Code; or (d) as to options, (i) to Family Members, (ii) to a partnership in which the participant and/or Family Members, or entities in which the participant and/or Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole partners, (iii) to a limited liability company in which the participant and/or Family Members, or entities in which the participant and/or Family Members are the sole owners, members or beneficiaries, as appropriate, are the sole members, (iv) to a trust for the sole benefit of the participant and/or Family Members or (v) to a charitable organization. “Family Members” shall be defined as the participant’s child, stepchild, grandchild, parent, step-parent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and any person sharing the employee’s household (other than a tenant or employee). Any attempted assignment, transfer, pledge, hypothecation or other disposition of Incentives, or levy of attachment or similar process upon Incentives not specifically permitted herein, shall be null and void and without effect.

9.3.
Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company or to provide services to the Company for any reason, including death, disability, early retirement or normal retirement, any Incentives may be exercised, shall vest or shall expire at such times as may be determined by the Committee and provided in the Incentive Agreement.

9.4.
Additional Conditions. Anything in this Plan to the contrary notwithstanding: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

9.5.
Adjustment. In the event of any recapitalization, stock dividend, stock split, combination of shares or other similar change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to outstanding Incentives, and all limitations on the number of shares that may be issued hereunder shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option and the performance objectives of any Incentive, shall also be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment. No substitution or adjustment shall require the Company to issue a fractional share under the Plan and the substitution or adjustment shall be limited by deleting any fractional share.

9.6.	Withholding.

A.
The Company shall have the right to withhold from any stock issued under the Plan or to collect as a condition of issuance or vesting, any taxes required by law to be withheld. At any time that a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with the lapse of restrictions on Common Stock or the exercise of an option, the participant has the right to satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case having a value equal to the minimum statutory amount required to be withheld under federal, state and local law. The value of the shares to be delivered or withheld shall be based on the Fair Market Value of the Common Stock on the date as of which the amount of tax to be withheld shall be determined (“Tax Date”).

B.
Each Election must be made prior to the Tax Date. If a participant makes an election under Section 83(b) of the Code with respect to shares of restricted stock, an Election to have shares withheld to satisfy withholding taxes is not permitted to be made.

9.7.
No Continued Employment. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

9.8.	Deferral Permitted. Payment of an Incentive may be deferred at the option of the participant if permitted in the Incentive Agreement.

9.9.	Amendments to or Termination of the Plan. The Board may amend or discontinue this Plan at any time; provided, however, that no such amendment may:

A.
without the approval of the shareholders, (i) except for adjustments permitted herein, increase the maximum number of shares of Common Stock that may be issued through the Plan, (ii) amend Section 6.6 to permit repricing of options. or (iii) make any other change for which shareholder approval is required by law or under the applicable rules of the NASDAQ; or

B.	materially impair, without the consent of the recipient, an Incentive previously granted.

9.10.	Change of Control.

A.	A Change of Control shall mean:

i.
the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the Common Stock or 50% or more of the combined voting power of POOL’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:

a.	any acquisition (other than a Business Combination (as defined below) which constitutes a Change of Control under Section 9.10(A)(iii) hereof) of Common Stock directly from the Company,

b.	any acquisition of Common Stock by the Company,

c.	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

d.	any acquisition of Common Stock by any corporation pursuant to a Business Combination that does not constitute a Change of Control under Section 9.10(A)(iii) hereof; or

ii.	a majority of the directors of the Company shall be persons other than persons

a.	for whose election proxies shall have been solicited by the Board, or

b.	who are then serving as directors appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to fill newly-created directorships; or

iii.
consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of POOL) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination:

a.
the individuals and entities who were the beneficial owners of POOL’s outstanding Common Stock and POOL’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

b.
except to the extent that such ownership existed prior to the Business Combination, no person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either POOL, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 50% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 50% or more of the combined voting power of the then outstanding voting securities of such corporation, and

c.
at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

iv.	approval by the shareholders of POOL of a complete liquidation or dissolution of POOL.

For purposes of this Section 9.10, the term “person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

B.
Upon a Change of Control of the type described in clause (A)(i) or (A)(ii) of this Section 9.10 or immediately prior to any Change of Control of the type described in clause (A)(iii) or (A)(iv) of this Section 9.10, all outstanding Incentives granted pursuant to this Plan shall automatically become fully vested and exercisable, all restrictions or limitations on any Incentives shall automatically lapse and, unless otherwise provided in the applicable Incentive Agreement, all performance criteria and other conditions relating to the payment of Incentives shall be deemed to be achieved or waived by POOL without the necessity of action by any person. As used in the immediately preceding sentence, ‘immediately prior’ to the Change of Control shall mean sufficiently in advance of the Change of Control to permit the grantee to take all steps reasonably necessary (i) if an optionee, to exercise any such option fully and (ii) to deal with the shares purchased or acquired under any such option and any formerly restricted shares on which restrictions have lapsed so that all types of shares may be treated in the same manner in connection with the Change of Control as the shares of Common Stock of other shareholders.

C.
No later than 30 days after a Change of Control of the type described in subsections (A)(i) or (A)(ii) of this Section 9.10 and no later than 30 days after the approval by the Board of a Change of Control of the type described in subsections (A)(iii) or (A)(iv) of this Section 9.10, the Committee, acting in its sole discretion without the consent or approval of any participant (and notwithstanding any removal or attempted removal of some or all of the members thereof as directors or Committee members), may act to effect one or more of the alternatives listed below, which may vary among individual participants and which may vary among Incentives held by any individual participant:

i.
require that all outstanding options be exercised on or before a specified date (before or after such Change of Control) fixed by the Committee, after which specified date all unexercised options and all rights of participants thereunder shall terminate,

ii.
make such equitable adjustments to Incentives then outstanding as the Committee deems appropriate to reflect such Change of Control (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary),

iii.
provide for mandatory conversion of some or all of the outstanding options held by some or all participants as of a date, before or after such Change of Control, specified by the Committee, in which event such options shall be deemed automatically cancelled and the Company shall pay, or cause to be paid, to each such participant an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such option, as defined and calculated below, over the exercise price of such options or, in lieu of such cash payment, the issuance of Common Stock or securities of an acquiring entity having a Fair Market Value equal to such excess, or

iv.
provide that thereafter, upon any exercise of an option, the holder shall be entitled to purchase or receive under such option, in lieu of the number of shares of Common Stock then covered by such option, the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement providing for the reorganization, share exchange, merger, consolidation or asset sale, if, immediately prior to such Change of Control, the holder had been the record owner of the number of shares of Common Stock then covered by such option.

D.	For the purposes of paragraph (iii) of Section 9.10(C), the "Change of Control Value" shall equal the amount determined by whichever of the following items is applicable:

i.	the per share price to be paid to holders of Common Stock in any such merger, consolidation or other reorganization,

ii.	the price per share offered to holders of Common Stock in any tender offer or exchange offer whereby a Change of Control takes place,

iii.
in all other events, the fair market value per share of Common Stock into which such options being converted are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of conversion of such options, or

iv.
in the event that the consideration offered to holders of Common Stock in any transaction described in this Section 9.10 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

9.11.
Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, it shall be determined as follows: (i) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of the Common Stock; (ii) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such day, on the next preceding day on which such prices were available; and (iii) if the Common Stock is not regularly quoted, the fair market value of a share of Common Stock on the applicable date as established by the Committee in good faith.

9.12.
Incentive Agreements. Each award of an Incentive hereunder shall be evidenced by an agreement or notice delivered to the participant, by paper copy or electronic copy, that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Incentive of the participant’s ceasing to be employed by or to provide services to the Company. The Incentive Agreement may also provide for the forfeiture of an Incentive in the event that the participant competes with the Company or engages in other activities that are harmful to or against the interests of the Company.